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The following is the transcript of a conference call on June 16, 2004 regarding the proposed merger of Mandalay Resort Group and a subsidiary of MGM Mirage, which is available in audio format on Mandalay’s website.

Moderator: Terry Lanni
June 16, 2004
11:00 a.m. EST

OPERATOR: Good morning, ladies and gentlemen, and welcome to the MGM Mirage-Mandalay Resort conference call.

At this time, all participants have been placed on a listen-only mode, and the floor will be opened for questions following today’s presentation.

It is now my pleasure to introduce your host, Jim Murren, President and Chief Financial Officer of MGM Mirage. Sir, you may begin.

JIM MURREN, PRESIDENT, CFO & TREASURER, MGM MIRAGE: Thank you very much and good morning, everyone. Thank you for joining us on short notice.

With me today is Terry Lanni, our Chairman and CEO, and Glenn Schaeffer, President and CFO of Mandalay Resort Group.

Before we begin, I have to read you the Safe Harbor language.

In this conference call, we may make forward-looking statements which involve risks and uncertainties. Our companies’ actual results could differ materially from those projected in any forward-looking statements. Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statements is included in today’s press release and in our annual report form on Form 10-K filed with the SEC, as well as any other reports filed from time to time with the SEC.

The companies assume no obligation to publicly release the results of any revisions or updates to these forward-looking statements to reflect any future events or occurrences.

With that mouthful, I’ll turn it over to Terry Lanni, who will take you through a summary of the key terms and strategic rationale of this transaction.

TERRY LANNI, CHAIRMAN & CEO, MGM MIRAGE: Thank you, Jim, and good morning, everyone.

It’s obvious to us and, I think, to each of you, that Mandalay is an outstanding franchise and has topnotch people and properties that will really complement MGM Mirage’s existing footprint of companies.

With this transaction, we’re going to gain a diverse portfolio of properties in key markets. And it’s going to allow us to better meet the needs of a broad range of customers across every segment of this increasingly competitive gaming resort industry.

Under the terms of the definitive merger agreement, it was unanimously approved by the boards of both companies yesterday and yesterday evening. MGM Mirage will acquire Mandalay for $71 per share in cash.

This transaction obviously provides a substantial cash premium to Mandalay Resort Group’s shareholders, and that would be approximately 30 percent from Mandalay’s closing share price on the day before MGM Mirage made its initial offer.

Total value of this acquisition is approximately $7.9 billion. And that is including equity value of approximately $4.8 billion of that total.

We believe it’s an outstanding transaction for the shareholders of both of these companies. With this acquisition, MGM Mirage will own and operate 28 properties throughout Nevada, Mississippi, Illinois, Michigan, as well as New Jersey.

The combined company will have more than 70,000 employees and an asset portfolio including such widely recognized brand names as Bellagio, MGM Grand Las Vegas, the Mirage, Mandalay Bay and Circus Circus.

These properties, as you all know, cater to a very broad customer base, ranging from value oriented to the ultra-high end and chic properties. And each provides a unique customer experience through its specific offerings, including, obviously, gaming, retail food and beverage and entertainment.

If you look at the two companies, MGM Mirage as a separate company, is about 50 percent of its total revenues are non-casino. And the strip properties for Mandalay Bay Resorts are approximately 60 percent non-gaming revenues and 40 percent gaming revenues.

So when you blend those together, a significant portion of our revenues will be in non-gaming areas, are the ones that I just mentioned.

And following completion of this transaction, MGM Mirage will also have the fifth largest convention center in the United States, providing the company with a great access point to further penetrate the business travel and convention market.

But really, just as important as the bricks and mortar to this transaction are the people. Mandalay employees in all levels are talented, and will be a tremendous asset to us going forward.

In fact, it’s much the same as during our acquisition of Mirage and the merger of those two companies in May of 2000, where we worked with employees of all levels to smoothly integrate them into the new company.

Now, with all of the additional resources we’ll gain from this transaction, we’ll be better able to compete across all segments of the gaming and leisure market, which is becoming, as I mentioned earlier, increasingly more competitive, both in Nevada and throughout the country, and frankly, even the world.

This transaction will provide our customers with more options and more quality products and services. It will also create more new opportunities for current MGM Mirage and Mandalay employees. This is truly a groundbreaking transaction, and the resulting company will be better positioned to compete on all fronts.

With that, I’d like to turn it over to a friend of mine for 27 years, Glenn Schaeffer.

GLENN SCHAEFFER, PRESIDENT & CFO, MANDALAY RESORT GROUP: Well, thank you, Terry.

I’m delighted to be here today to announce such an exciting and historic development in our industry.

Today’s announcement represents the culmination of the hard work and dedication of our management team, who built Mandalay Resort Group into a premier company in destination entertainment.

We just reported our first quarter, and it was a record quarter for us on all fronts. Certainly, there is an upsurge on the Las Vegas strip. Our Mandalay Bay brand is working exceptionally well.

We were up close to double year-over-year in earnings per share. So it’s clear that we’re turning over to our friends at MGM Mirage an outstanding portfolio of brands, which are performing very strongly.

It’s fair to say that every product category in which we compete, at each level of the market on the Las Vegas strip, we have either the newest or freshest assets. And we think that the time to, you know, for us to continue to follow our growth path matched with MGM Mirage could not be better. It’s excellent timing.

The transaction itself clearly delivers full value of our franchise to our shareholders, and it does create growth opportunities for the many Mandalay employees.

As for senior management, we intend to devote ourselves with utmost effort to the rapid and smooth integration of the two companies.

So with that, I’ll turn the call back to Jim Murren.

JIM MURREN: Thank you, Glenn.

This is kind of a surreal experience here. I’m looking across the table at Glenn Schaeffer. I’ve known him for over 16 years and admired him for a long, long time.

And, Glenn, I remember talking when I was an analyst, you said at some point an entertainment company would come in and acquire one of these gaming – do you remember that ...

GLENN SCHAEFFER: Yes.

JIM MURREN: ... gaming companies. And I guess that’s happened in this case, because it wasn’t what we expected. We thought Disney was going to come in and buy one of us.

GLENN SCHAEFFER: No, Jim, we’re picky. We would only sell to a few – you know, when we went down the list of who would we sell to, who’s the right partner for this, it’s MGM Mirage.

JIM MURREN: Thank you. We’ve evolved into that entertainment company that we were thinking about so long ago.

Well, a few general comments. I know you have a lot of questions, and we’ll get right to them – all three of us will here for that – but a few thoughts on this transaction.

We’ve spent a lot of time on this and modeled this out very carefully. And a couple of things I can share with you. One is that this is immediately accretive to MGM Mirage. And that’s before any revenue enhancement or synergies.

We hope to close this transaction by the end of the first quarter. And so, for that – of ‘05 – and so from that point forward, we believe it’s not only accretive to earnings per share, but it is also going to increase our free cash flow.

One thing that is a strong characteristic of Mandalay Bay, and we are evolving, too, is that we throw off a lot of free cash. And the combined company will have a tremendous amount of financial flexibility to embark on the growth plans that Terry mentioned.

On a pro forma basis, the combined company, looking back at 2003, combined revenues are about $6.5 billion. And, of course, both companies are doing extremely well this year, so the ‘04 pro forma will be materially higher than that. And on a pro forma basis, the EBITDA is over $2 billion, which, again, is historic and something that I don’t know if any of us envisioned a couple of decades ago.

We’re going to be a very well capitalized company. We’ll ensure that. As I say, we’re going to throw off a lot of free cash, which will allow us to deleverage rapidly.

We did that when we combined with Mirage. We threw off a considerable amount of free cash and sold some non-core assets, and paid off over $1 billion of debt in a very rapid period of time.

We’re also going to invest significantly into our core businesses – and I mean that throughout the entire portfolio of the new, combined company – and look at all of our properties, as well as the growth initiatives that we’ve talked about at MGM Mirage, overseas in particular. And we’re extremely excited about the growth prospects that Mandalay has been working on and on the drawing board, as well.

I mentioned the transaction closing, I said at the end of the first quarter of ‘05. That’s our hope. And we’re going to do it as fast as we can.

We understand the value and the importance of putting companies together as, not only as smoothly as possible, which is number one, but as rapidly as possible, so as to minimize any disruption amongst the respective workforces.

Aside from our Michigan situation, where law dictates that we will sell one of those properties once we put the companies together – and, of course, we have plenty of time to do that under Michigan law – but we’ll evaluate that sooner rather than later.

I think I’m up to about two pages in a notebook of people that are interested in Michigan assets right now. So we don’t consider that to be an issue. We have no intention at this point in time of divesting any other properties.

By the way, we have – you might ask the question, and let me just get it out in the front – we have been extremely well advised, we believe. We have a battery of people working on our behalf from the legal and financial world.

We have highly experienced people from the federal antitrust area, as well as in local Nevada counsel. And they’ve carefully evaluated this transaction.

And it is their considered view that there is neither any regulatory issues nor any local gaming issues that could prevent us from achieving the business objectives that Terry has outlined.

We are extremely excited about what we’ve talked about before in terms of growing this company overseas, as well as equally, from an excitement standpoint, how we envision Las Vegas evolving. Las Vegas today is a different destination than it was 10 years ago, and we won’t recognize it 10 years from now, as it continues to evolve into this resort and urban experience that is taking on the global destination markets for market share, from a standpoint of bringing customers, bringing businessmen and women here into a much bigger and better environment.

We are doing well, too. You know, we had a record first quarter, the best we’ve ever had. Our cash loads were up 29 percent in the first quarter. Our operating income was up 60 percent in the first quarter.

Our casino revenue, by the way, remember, was up 13 percent when our non-casino revenue was also up strongly, up over 11 percent. We had the best ADR experienced in our company’s history, and tremendous food and beverage operation, as we said on our first quarter call. We’re very pleased with the results as they are playing out here in our second quarter, as well.

I think Terry mentioned, but it’s worth repeating, that we’ve been down this road before, before MGM Grand and Mirage merged. We have a track record of putting companies together efficiently, effectively and smoothly to the benefit of customers, employees and shareholders. We’re up to the challenge here to do it again.

And with that, I think I’ll turn it over to the operator so we can get to your questions. We’ll have about a half hour or so of questions.

OPERATOR: Thank you. The floor is now open for questions.

If you have a question, please press star then one on your touch-tone phone at this time. If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key.

We do ask that while you pose your question, that you pick up your handset to provide optimum sound quality. Once again, to ask a question, please press star then one on your touch-tone phone at this time.

Our first question is coming from Steven Kent of Goldman Sachs. Please go ahead with your question.

STEVE KENT, GOLDMAN SACHS: Hi. Good morning. I really have two questions.

One, Jim, could you just run through the timing of sort of the filings on where you’ll disclose breakup fees and synergies and cost saves? And I don’t know if you’re willing to talk about those two issues this morning, but I just wanted to see sort of when we’ll see those over the next couple of weeks or months.

And then also, Jim, you mentioned a couple of times the huge free cash flow that you generate, or will generate, as a combined entity, and how you’ll put that toward growth opportunities.

But Mandalay Bay has been a very successful dividend payer. You were, I think, the first to start to pay dividends, although I think it was only for a couple of quarters.

Where you think you stand on that? Are we too early at this point to talk about that issue?

JIM MURREN: Those are good questions, Steve. I’ll hit them one at a time.

In terms of when you’ll learn more, it’ll be a matter of days, not weeks. We’ll be filing this agreement as soon as we can, probably by early next week on the outside. Right, Brian (ph)?

BRIAN (ph): Yes.

JIM MURREN: Brian’s (ph) tired, but he looks like he’s up to it. So you’ll get all the information, and all the provisions within the merger agreement will be in your hands within the next couple days.

In terms of the free cash flow story, it’s a tremendous story at Mandalay. We’re investing an awful lot of capital this year. Our capital plans are largely complete at the end of this year, with all the expansions and improvements that we’ve talked about many times before.

The combined entity is going to throw off a considerable amount of free cash.

Dividends certainly are an option for us. I would say that the priorities of our free cash will be on leverage and on growth, with dividends coming up a third and on that priority scale.

STEVE KENT: OK. Thanks.

OPERATOR: Thank you. Our next question is coming from Joseph Greff of Fulcrum Global Partners. Please go ahead with your question.

JOSEPH GREFF, FULCRUM GLOBAL PARTNERS: Good morning, guys.

Jim, or maybe it was Terry who had mentioned earlier in the call, that the people or the employees of Mandalay are pretty important here in the deal.

Have you locked in many Mandalay, you know, property level management folks? I mean, I guess if I were Caesar’s or Venetian, I might find it an opportune to maybe cherry pick some people from the Mandalay properties here. Can you just talk about that a little bit?

TERRY LANNI: Well, obviously, it’s too early to have locked anyone in. We, again, I think, are best judged by the manner in which we dealt with people in putting MGM Grand and Mirage together. And the vast majority of people remained.

Certain people choose to leave, as they did at the time we brought these two companies together. And I suspect some people may well make that determination as we bring, yet again, these two companies, these two new companies together.

But that will be, probably in most instances, in the determination and volition of people. And you don’t force people to work for you. They want to work for you.

And I think it’s best for the people at Mandalay Bay, again, to judge us by our actions in the past rather than anyone’s promises, because we tend to repeat ourselves in that way. And I suspect, again, the vast majority of people at Mandalay Bay, as occurred at Mirage, will stay with this combined company.

GLENN SCHAEFFER: Joe, it’s Glenn Schaeffer. MGM Mirage has an outstanding reputation in the community as an employer. And with the kind of growth opportunities that this combined company will provide, I think our people are pretty upbeat on this transaction.

JOSEPH GREFF: Great. And, Jim, do you want to talk about how you’re thinking about financing this, or maybe when you might communicate how you would finance this?

JIM MURREN: Sure, Joe. I think we’ve got plenty of time on that front, but I’ll give you what I feel like I can share at this point in time.

I think that it would be – I think you’d agree that we have a very good relationship with the capital markets and with our bank group. And we’ve reached out to many of our financial partners. And we’ve been deferring them.

They’ve been wanting to run in here with a big checkbook. And we’ve kind of said, well, let’s just take a little bit of time here.

But I think that you’ll find a capital structure that makes sense. I think Terry mentioned the Mirage transaction. You may – there may be some lessons to be learned there, as well.

But we’re going to put together a balance sheet that makes sense for the company, both not only operationally, but financially. And we’re going to take our time.

The good news is that the capital markets are open and certainly hungry for business. And the gaming sector has historically been highly regarded in the debt and equity markets.

And the commercial bank group has been good partners to Mandalay and good partners to MGM historically, and we expect that they will be on a going-forward basis.

JOSEPH GREFF: Great. Thank you, guys.

OPERATOR: Thank you. Our next question is coming from Larry Klatzkin of Jefferies and Company. Please go ahead with your question.

LARRY KLATZKIN, JEFFERIES & CO.: Hi, guys. First of all, congratulations on a good acquisition and a good deal here.

Can you, one, talk about – there’s some quotes from you guys in the papers about breakup fees of $160 million. Can you say whether you can actually verify that number?

JIM MURREN: Maybe I’ll take a stab at that, Larry. As we mentioned to Steve, all these provisions will be in the merger agreement, or they’re in the agreement and will be available to everybody. And it really wouldn’t be appropriate to pick and choose some of the provisions within the agreement.

I will tell you, there is a breakup fee. It’s a standard breakup fee. It’s, you know, in a range that would be logical for a transaction like this. But you’ll know within a reasonable period of time what it is.

LARRY KLATZKIN: OK. And what’s the deal with senior Mandalay management staying for a period of time?

GLENN SCHAEFFER: Larry, it’s Glenn Schaeffer. Our intent for the top management is to effect a smooth, rapid and successful integration of the two companies. And we have no higher career objective now than achieving that.

LARRY KLATZKIN: All right. That makes sense.

You know, you guys had talked about projects in Atlantic City or Vegas and trying to decide which one. Jim, does this mean most probably that whatever one you were going to do will be delayed at this point in time until you get your hands around this transaction? So it’s probably a six-month or year delay on what you’re going to do on those?

TERRY LANNI: Relative to Atlantic City, we’re continuing to evaluate that situation. The joint venture of Boyd and MGM Mirage will be meeting, I think, in 2.5 weeks, at which time we’re going to be considering the addition to the very successful Borgata project.

And that’s phase one, and that’s not going to change whatsoever, at any timing or anything else relative to this transaction ...

LARRY KLATZKIN: But I was telling (ph) – your own standalone. You were talking about a standalone casino in Atlantic City adjacent to the Borgata. Or you were also talking about in the tract below the Bellagio, you know, talking about doing something there? I assume ...

TERRY LANNI: No, I understand what you’re saying, Larry. But the issue is that we have to determine how much land is required of the remaining 75 acres for the addition to Borgata before we can design, plan and handle how we’re going to develop a second property or a second site in Atlantic City.

Phase one, we’ve always said, is to determine what should be the addition – what should be the components of the addition to Borgata, which we will have concluded in the next three or four weeks, we’ll have concluded that.

At that point we can then ascertain how much land will remain, and what would be the proper siting for the second property. Second property we are very interested in developing in Atlantic City.

We’ve yet to determine – and this is quite consistent – whether it should be a go-alone on our basis, or should it be a joint venture with someone else. And we haven’t yet quite determined that.

But we’re going to go in phases here, but it’s not going to slow down whatsoever. We’re going to do exactly what we had planned to do, regardless of this transaction or not.

LARRY KLATZKIN: OK. And I guess the last two questions would be, can you guys just talk at all about the kind of synergies you’re thinking about and any kind of magnitude? And you probably can’t.

And, two, what kind of regulatory hurdles are you expecting to have to go through?

JIM MURREN: Well, maybe I’ll take a stab at the synergies, and maybe the regulatory, too.

But clearly, there will be synergies and great opportunities of linking these companies together. And companies, I mean all the properties.

There is a lot of opportunity from an operational standpoint. There’s a lot of opportunity from a technology standpoint and administrative standpoint.

So, again, I think the Mirage transaction is a decent blueprint for you all to take a look at. But we’ll be evolving that as we go. And we have great expectations, because of the talent of the Mandalay management, working with them to find out what makes sense.

From a regulatory standpoint, as I said earlier, we’ve got some terrific people working on our behalf, really world class, as relates to the regulatory requirements.

And they’ll be collecting all of the information that they need to collect, both here for the state and on a national platform, and will be making the filings and responding to questions as they come forward.

And all of that we believe will occur within the timeframe that we talked about in terms of the expectation that we hope to close by the end of ‘05.

TERRY LANNI: Jim, could I add one point to that, if I may, is that obviously, we have significant board meetings. And Jim mentioned before, we had very competent counsel, both here in Nevada and in Washington, D.C.

And they, very frankly, assured our board that we can achieve what we want to achieve and accomplish in this transaction. And I think that was a significant basis in moving forward on the board’s part.

JIM MURREN: And I misspoke. I said end of ‘05. Like I said early, the end of the first quarter of ‘05 is our hope to close by that time.

LARRY KLATZKIN: Point taken.

Thanks, guys. And, again, congratulations for what looks like a good deal.

JIM MURREN: Thank you.

OPERATOR: Thank you. Our next question is coming from Robin Farley of UBS. Please go ahead with your question.

TERRY LANNI: I’ve never heard Robin speechless.

JIM MURREN: Robin, where are you?

GLENN SCHAEFFER: The deal is so good, Robin, you have nothing to say.

ROBIN FARLEY, UBS: I’m speechless. Exactly.

Two questions. One is, I wonder if you could give us a little bit of a sense of your expectation of how the FTC would define the market, and so, why you – they wouldn’t necessarily see a hurdle there, based on what your advisors are saying.

And then secondly, Jim, you made a reference to after the Mirage acquisition, that you sold non-core assets. Is that part of the strategy here? Outside of anything having to do with dispositions from the FTC, are there non-core assets to be sold?

TERRY LANNI: Robin, the first part is, none of us work for the FTC, so it’s difficult for us to determine how they’ll define whatever they’re going to define.

But as I mentioned, counsel, a very thorough review, made our board quite comfortable with the fact that we can – they assure us that we can achieve what we want to accomplish in this transaction.

ROBIN FARLEY: Is that looking at it as the Las Vegas strip? Or is that assuming that they would look at it as part of the greater Las Vegas market?

TERRY LANNI: Again, I don’t think it’s appropriate to go into the details of what counsel advised our board. They’ve brought us to a level of comfort in this manner to bring a unanimous vote in favor of the transaction.

JIM MURREN: And we also, Robin, know who we compete against in all the kinds of industries, companies and geographies in which we compete. So, as business people, we know what we’re doing here.

As relates to non-core assets, well, Glenn and I are going to go down to Mandalay and take a look at the art. But – I have a feeling we’ll keep all of that, because Glenn’s got tremendous taste. And, you know, we’ll take a look at assets as they come up, but there won’t be any of the type of opportunity at Mandalay that we saw from that perspective at Mirage.

But we always, as you know, we look at our company as a portfolio, and have been buyers and sellers. We’ve sold land in North Las Vegas as recently as this year. We’ve sold other corporate assets. We’ve sold planes in the past.

We’ll take a look at everything that the company has and do what we think is best from an efficiency standpoint.

ROBIN FARLEY: All right. Thank you.

TERRY LANNI: Thank you.

OPERATOR: Thank you. Our next question is coming from Harry Curtis of JP Morgan. Please go ahead with your question.

HARRY CURTIS, JP MORGAN: Good morning, guys.

First of all, I have to say that Wall Street’s going to be losing one of its great sources of one-liners.

JIM MURREN: Well, Harry, don’t worry, Harry. I’m entering into a consulting contract with Glenn. He’s coming back once every three months to do our call, because he does a better job than we do.

GLENN SCHAEFFER: I’m available, Harry, to hire out as a ghost here.

HARRY CURTIS: So, there is a training session. Good.

Just a quick – a couple of quick questions.

First of all, Jim, have you assumed increasing your equity mix when you mentioned that the deal is accretive?

And secondly, when you bought the Mirage, there were some substantial cost savings, particularly in marketing and at the high end. And I’m wondering if there’s as large an opportunity for that in terms of marketing costs in the mid to lower levels as you bring these two companies together.

JIM MURREN: Sure, Harry. One is, this deal is accretive immediately under any capital structure in which we have run models on, which would include totally debt financed all the way through the possible injection of some equity.

So, we’re going to, because of that, we’re going to – and I’m being a little bit vague, because we’re going to keep our financial flexibility, depending on how the capital markets are and how we view this transaction as we get closer to the close.

We’ll put together the best capital transaction we think is possible for the company. But it’s accretive under any scenario that I’ve run.

As it relates to the high-end marketing, there are fewer overlaps of offices on the high-end marketing side than was the case with MGM and Mirage. So I wouldn’t anticipate, unless Terry thinks differently, that that’s where you’ll see any substantial cost savings.

HARRY CURTIS: How about on the mid market segment?

JIM MURREN: I wouldn’t say it there either. I mean, Mandalay – one of the great attractions of this combination is that we’re very complementary. Where Mandalay is excellent, strong in areas that, you know, we could use improvement in, in many cases, and vice versa. And we’re putting together the best of the best in a variety of segments.

HARRY CURTIS: Very good. Thanks a lot.

JIM MURREN: Thank you.

OPERATOR: Thank you. Our next question is coming from Michael Rietbrock of Smith Barney. Please go ahead with your question.

MICHAEL RIETBROCK, SMITH BARNEY CITIGROUP: Hey, guys, a couple of questions.

Terry, could you spend just a little bit more time talking about the new, longer term growth opportunities that the combination could create? If there’s a bear (ph) case, you know, someone could say one plus one is going to equal 2.1 or 2.2, you know, once you’re done chewing through the initial synergies.

But then going forward, the size of the combined company is so large that by definition, for example, some of the international opportunities just in percentage terms become less interesting.

So, could you talk a little – well, I guess, through doing this, you obviously think that this combination is going to allow you to do things within Las Vegas, given your concentration in the market, that no one has ever done before.

And could you talk a little bit about what some of those things are? Whether they’re development related, whether they’re making these properties work together in a way that properties have never worked together before.

If you could be a little bit more specific about some of the things you’re thinking, I think that would be helpful.

TERRY LANNI: Sure, Mike. I’ll be happy to do that.

Let me start with the overseas, because we’ve said for I think a pretty good period of time now, that the growth internally in the United States is somewhat limited, other than certain jurisdictions, because of the fact that some jurisdictions think that the tax rate of 100 percent plus is a reasonable tax rate – something we wouldn’t be terribly interested in.

But overseas we have a significant position. We’ve taken it. We have entered into a series of options on properties in various cities in the United Kingdom. We are pleased with the recent response by government to the scrutiny committee.

Some people were concerned that the scrutiny committee, a recommendation of no more than 1,250 slot machines would limit American and other foreign companies from introducing themselves in a more advanced manner into the United Kingdom. I don’t agree with that.

Our original plan called for three levels of participation. One would be the potential in London of a one-off, high-end casino to represent the market that we’re very familiar with, the very high-end international players. And that remains in our focus.

Secondly, we have the plan for a series of regional casinos. And the 1,250 slot machines and 250 table games, which have now been supported by the government, and represented by the scrutiny committee, meet the standards of all of the regional casinos.

The other aspect of it is, the government has determined that they believe in the United Kingdom that there should be a three-year position of 1,250 machines, and then after three years it would be left to the gaming authorities in the kingdom to determine if there should be an expansion of that.

I suspect that that well could take place after three years, and three years goes pretty quickly.

And that additional phase of additional 1,200, about 1,250 machines, would certainly encourage the third tier of our proposal of a larger one or two hotel casinos, in the order of what a Mandalay Bay or a Bellagio or MGM Grand or Mirage would be, in a comparison here in Nevada.

So, we think there’s a very vibrant market in the United Kingdom. It seems more obvious than ever, assuming it will be in the Queen’s Message in November, that the legislation will move forward, and we expect to be enacted in the spring of ‘05, as we basically said, is a timetable or our interpretation of that timetable. And I see no reason to believe that that’s going to differ.

So, this transaction or any transaction will have no negative effect on that. We expect to be a major player in the United Kingdom.

We have also indicated before this, and we continue to be very interested in Singapore. The Republic of Singapore has sent a large delegation to Las Vegas. They’ve met with other operators besides ourselves.

We are scheduling, as we speak, meetings with the incoming Prime Minister Lee and with Lee Kwan Yew, the senior minister, and outgoing prime minister Goh. And we would expect those meetings to take place in the next three to four weeks, depending upon our mutual schedules.

And it’s yet to determine what the tax regime will be in Singapore and the location of the casino, if it’s going to be an exclusive. A lot of factors have to be determined.

But obviously, the rule of law that exists there encourages us, and we think Singapore would be a wonderful opportunity, if, indeed, it comes to fruition for this company to participate – in which to participate.

We have mentioned before, we have met with Prime Minister Thaksin in Bangkok and in Thailand. The legislation, the first phase of it has passed the parliament there. The regulations are now being debated. And we think that is a significant marketplace.

And as we’ve said before, we have a significant interest in Macao, if there is an opportunity there. And when and if there is an inclusion of anything, we would be reporting that. But those are significant interests we have overseas.

Now, if you come back to the United States, we obviously have, with the combination of these two companies, significant additional real estate value. And anyone who spends any time in Las Vegas in the last few years is astounded by the growth of valuation of properties here.

I mean, we all should have bought property back in ‘77 when I joined this industry. We could have just taken a dart gun and just taken anywhere and done well with it. But the strip property is so valuable.

Mandalay Bay has that wonderful site towards Russell Road of 22 acres. And we are very excited about that potential. Glenn has talked about that in many instances, about the plans they would have there. We’re going to look at the plans that they have in mind for that, because that’s a natural growth area.

And there’s 15 acres across the street on the east side of Las Vegas Boulevard, directly across from Luxor. That is of great interest to us.

And, obviously, the additional land that our joint venture control are of interest to us as well as the 55 acres which we have talked about here in the area between Bellagio and Monte Carlo.

So, I don’t know of any company, as we combine these two companies, that has the quality of real estate assets, the quality of existing physical assets and the people assets.

And we couldn’t – Jim said it, but I mean, if you can get a guy at my age to be energized over this – and believe me, I absolutely love this. And Jim’s going to be stuck with me for a while, because this is going to be a great opportunity.

And I look at the development side of life and the growth. And we have a pretty good record growing. When you think about 1995, when I joined MGM, it was a single property company with about $600 million a year in revenue. And this combined operation will have a half-billion dollars in revenue.

Jim said, few people thought about companies with $2 billion in cash flow. Heck. There (ph) was a time I never thought we’d get the $2 billion in revenues, let alone that.

So, I think there’s great development opportunities, and they’re going to change and move forward. But we see the Atlantic City property and the properties here in Nevada and overseas, and it’s just great opportunities.

And as Glenn mentioned, those are great opportunities for not only MGM Mirage people, but opportunities for Mandalay Bay people, too.

I hope that answers your question, because I’m out of breath.

JIM MURREN: Yes, well maybe, Mike, I’ll say two things, because Terry is out of breath. He’s taking a sip of water there.

Fundamentally on the overseas, if they overseas opportunity was simply the equivalent of, you know, building a riverboat someplace, clearly, we’re too big a company to pursue that.

We think the overseas opportunities can move the needle and move it materially. And that’s why we’ve talked to you all about, and that’s why we’re spending so much time.

As it relates to Las Vegas – the other part of your question – do we see something that could evolve into a different marketplace? Yes, we do. You know, there’s no city more rapidly growing, or valley, than Las Vegas, or an economy that is more dramatically evolving.

And this valley is changing rapidly. And we’re going to be part of that positive change. And the combination of these two companies is going to help us do that.

We’re not simply going to be a valley of beautiful resorts. This is evolving into a much different type of city and environment. And that is good for our company and good for the people that work here, because we’re becoming much more diversified and more relevant on the global marketplace.

MICHAEL RIETBROCK: OK. Thanks. I don’t want to chew up a lot of time. Just really a quick follow-up to Harry’s question on the capital structure. I know you don’t want to get, and it doesn’t make sense to get pinned down on the exact components.

But is it safe to say that, given today’s geopolitical environment, that comparisons to where you’re in the capital structure after the Mirage deal, that relatively speaking, you’d be less willing to run – is there an upper limit to where you would take the leverage to start out? And is it fair to say that, relative to that transaction, you’d probably start lower?

JIM MURREN: Well, without answering that specifically, I’ll make a couple of general comments.

The pro forma leverage of MGM and Mirage when we put the companies together was 5.42 times, just as a benchmark. And a lot has happened since May of 2000 – some of it good, some of it bad.

One thing that we have learned about our business is that it’s far more durable and resilient than we ever thought it was. And we’ve been stress-tested beyond our wildest expectations, and we’ve come through from a standpoint of, we’re a better company, and so is Mandalay, today than it ever has been.

So, we’re more comfortable with our business model than ever before. That’s one general comment.

And the other general comment is, we’re a much bigger company in combination and more diversified, not only geographically, but from a market segment standpoint. And that also gives us greater comfort than we had back in 2000.

That said, we are a growth company, and we’re going to put together a balance sheet that’ll allow this company to grow in the kind of projects that will, like you said, Mike, move the needle.

And that’s going to require capital, and we’re a capital-intensive industry. And that’s why we spend so much time on this. And we’re going to make sure that the balance sheet is strong and supportive of the kind of growth plans that we have.

MICHAEL RIETBROCK: OK. Thanks.

OPERATOR: Thank you. Our next question is coming from Bill Lerner of Prudential. Please go ahead with your question.

BILL LERNER, PRUDENTIAL SECURITIES: Thanks, guys.

Just to follow up a little more on the strategic aspect of the deal, aside from the obvious financial benefit, I mean, I think if you just consolidate Monte Carlo, it’s half of the accretion to pay on what your assumptions are about financing.

But aside from the financial benefit of doing the deal, really, what’s the other part of the strategy? Is it – you know, you clearly get access to Chicagoland, and you get direct benefit from a thriving convention business in Vegas.

Are you doing it in part because you mitigate the risk of the high-end business going forward? I just want to get a little more color on the non-financial related strategy. Thanks, guys.

JIM MURREN: Well, sure. We touched on some of those.

But for one, let me say that it’s always appealing to look at new market segments, and I use that broadly. I don’t mean just geographic markets, but I mean customer markets as well. And that is a key strategic benefit to this combination.

Secondly, Mandalay has done a tremendous job in the business community in their convention center and in that whole segment of the marketplace that would be outstanding for us to be a part of. And that, obviously, is a major growth factor in Las Vegas.

And I think, Glenn, you have the fifth largest convention center in the country.

GLENN SCHAEFFER: And the largest in private ownership – now in your ownership – in the world.

JIM MURREN: And that is a big benefit.

And thirdly, Mandalay as a company is excellent from a management perspective in a variety of areas from a hotel marketing, marketing in general, tour and travel, the value customer. And, you know, we believe greatly in the ability to access as many customers around the world as possible.

We have an enormous database at MGM Mirage. Mandalay does, as well. We look forward to working with our respective data managers to find a platform that makes sense.

And really, I think we’re, at the end day, we’re developers. We build and operate. And Mandalay builds and operates. They build well, they build efficiently and they operate efficiently. And we admire that.

And they have a lot of land in which to further build and operate. And in combination, we’ll have a lot of land in which to build and operate.

So, really this is – that’s the key. And when we looked at a variety of acquisition opportunities, this was an obvious fit. And you mentioned Monte Carlo. That’s a tremendous benefit, putting the company together.

And I think that, well, we’re very excited about. Glenn, do you have thoughts?

GLENN SCHAEFFER: I agree with that entirely. And the strategic aspect of this combination has worldwide implications. But if you look at the characteristics of both companies, which is that we are growth companies.

I mean, our track at Mandalay on its own would have been, in our view, something like 20 percent earnings per share growth over the next five years, just using the south end of our mile, the 22 acres we call the Z site.

Now, with this combination, which means more management talent combined – and that’s very important. Look, in this industry you compete on creativity and innovation. And so it’s not just capital or buildings. It’s what you do next.

And I think that the combination of forces here and a lot of similarity in outlook will bring forth a pretty exciting growth dynamic. And it’s not just about Las Vegas. It’s compared to entertainment companies anywhere in the world. This is the growth story.

BILL LERNER: Thanks, guys.

JIM MURREN: Thank you.

OPERATOR: Thank you. Our next question is coming from Dennis Forst of Key Bank Capital. Please go ahead with your question.

DENNIS FORST, KEY BANK CAPITAL MARKETS: Yes. Good morning, everyone. Most of my questions have been answered.

But I did have a question about the convention center at Mandalay and how it might fit with the MGM assets. Is there any direct benefit to Bellagio, Mirage, MGM Grand, to have that asset there?

TERRY LANNI: Dennis, this is Terry Lanni. We have, if you take a look at MGM Mirage as a separate company, we have in different locations approximately 1.1 million square feet of convention space, the largest portion being the conference center at MGM Grand.

And obviously, with 1.5 million square feet – is that right? I think it is – 1.5 million square feet at Mandalay Bay, in many instances, we can work larger conventions, because we can house more people, and we can provide them in the combined basis with far more display area and exhibition centers. So it should be a lot of good symbiotic approach in that particular regard.

DENNIS FORST: (INAUDIBLE) moving people that would have meetings at a MGM property to Mandalay.

JIM MURREN: The ability to move people from one property to the other is something we’ve done within MGM Mirage. And I would certainly suspect that same would take place with the combination of all ...

GLENN SCHAEFFER: Yes, as you know, Dennis, I mean, the size of our convention center is such that, you know, we would run out of rooms to feed it before we run out of space there. So that’s the natural fit here.

JIM MURREN: And also, the conventions that Glenn’s been getting, the conventions we’re going after, are not conventions up and down the strip. We’re going after conventions that are in Chicago right now, and in New York and in L.A., and in Geneva, for that matter, and in London.

And this is a global business. And Las Vegas is emerging in its rightful place as a preeminent convention city, and the combination helps that.

DENNIS FORST: OK. And then one unrelated question had to do with the Mandalay converts. I think I’ve read in more than one place that there’s either $570 or $600 million worth of value in those converts.

JIM MURREN: Yes, ...

DENNIS FORST: And I can’t come up with anywhere close to that number.

JIM MURREN: Well, I’ll send you over the spreadsheet on it, but the – at $71 a share, Dennis, ...

DENNIS FORST: Yes.

JIM MURREN: ... the convert is convertible into about 8.1 million shares worth of Mandalay, in the cash value. And that cash value, I think it’s $574 million.

DENNIS FORST: OK. Maybe we can talk about that off-line, Jim.

JIM MURREN: Yes. It’s a $400 million convert, with the premium convertible into 8,082,000 shares. And the total cash value is $574 million.

DENNIS FORST: OK. Good enough. And hopefully have not seen the last of Glenn and Mike Ensign and Tony Alamo and that whole team.

JIM MURREN: I doubt you will. They’re very active in this community, all of them. They’re very active in the nonprofit, philanthropic areas and the community in general.

They have invested a lot of their time and effort. And I don’t want to speak for them, but I think they love Las Vegas and consider it their home. And we consider them friends, and hope to also see a lot of them.

GLENN SCHAEFFER: Look, Dennis, as you know, I remember – you know, I’ve lived so long now, I can remember when you worked at Caesar’s, where I met Terry

Lanni all those years ago. Yes, 20 ...

DENNIS FORST: Terry worked for me in those days.

GLENN SCHAEFFER: Yes, it must have been.

TERRY LANNI: Boy, that’s (INAUDIBLE) ...

GLENN SCHAEFFER: (INAUDIBLE), yes, 26 years ago. Look, as I said, we know each other well. We’re certainly picky about who we might sell a company to. And I think we chose well.

DENNIS FORST: Great. So do I.

JIM MURREN: Thank you, Dennis. I think we’ll take one more question, and then wrap it up. And, of course, we’ll be available for other questions as needed.

OPERATOR: Thank you. Our last question will be coming from J. Cogan of Banc of America Securities. Please – excuse me, Mr. Cogan, your line is live.

JIM MURREN: Hey, J., are you there? No. All right.

OK. Well, we lost you, J., so I think we’ll wrap it up there, operator.

And I want to thank everyone on behalf of Glenn Schaeffer, Terry Lanni and myself. And more importantly, the men and women of Mandalay Bay and MGM Mirage that got us to where we are today, putting these two companies together.

We’re extremely excited about the future of the combined company, the future of Las Vegas, Nevada in general, and more importantly, the global resort and hospitality marketplace.

And we look forward to talking to you all about how we’re progressing over the next coming months. Thank you.

OPERATOR: Thank you. That does conclude today’s teleconference. You may disconnect your lines at this time, and have a wonderful day.

END

In connection with the proposed transaction, Mandalay Resort Group will be filing proxy statements and other materials with the Securities and Exchange Commission. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND THESE MATERIALS WHEN THEY ARE AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Mandalay and its officers and directors may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction. Information regarding such individuals is included in Mandalay’s proxy statements and Annual Reports on Form 10K previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available. Investors may obtain a free copy of the proxy statements and other relevant documents when they become available as well as other material filed with the Securities and Exchange Commission concerning Mandalay and these individuals at the Securities and Exchange Commission’s website at http://www.sec.gov. These materials and other documents may also be obtained for free from: Mandalay at Mandalay Resort Group, 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119, Attn: Investor Relations.

Forward-Looking Statements

This transcript contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about future financial and operating results and MGM MIRAGE’s anticipated acquisition of Mandalay Resort Group. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. The pertinent risk factors for each company can be found in its Form 10-K on file with the SEC.